Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
iGo, Inc.:
We consent to the incorporation by reference in the registration statement Nos. 333-137397, 333-119271 and 333-118090 on Form S-8 of Steel Excel Inc. of our report dated March 27, 2012, except for the effect of the reverse stock split disclosed in Note 1, as to which the date is April 1, 2013, with respect to the consolidated balance sheet of iGo, Inc. and subsidiaries as of December 31, 2011, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2011, which report appears in the Form 8-K/A of Steel Excel Inc. dated October 21, 2013.
As discussed in Note 3 to the consolidated financial statements, as of January 1, 2010, iGo, Inc. and subsidiaries adopted the provisions of ASU 2009-17, which changed the accounting and reporting for variable interest entities.
/s/ KPMG LLP
Phoenix, Arizona
October 21, 2013